MODIFICATION AGREEMENT


     This MODIFICATION AGREEMENT (this "Modification Agreement") is dated May 10, 1996, by and between RIVER CITY BROADCASTING, L.P., a Delaware limited partnership ("Seller"), and SINCLAIR BROADCAST GROUP, INC., a Maryland corporation ("Buyer"), with reference to that certain Asset Purchase Agreement dated as of April 10, 1996, between Seller and Buyer (the "Purchase Agreement") and with any capitalized term used but not defined herein having the meaning given to such term in the Purchase Agreement.

                                R E C I T A L S:

     A. The Purchase Agreement contemplates that at the Closing of the Purchase Agreement, (i) Seller shall assign to Buyer certain specified agreements relating to the Columbus Station, and (ii) Buyer and Seller shall enter into (A) a Time Brokerage Agreement with respect to the operation of the Columbus Station, and (B) an Option Agreement providing for the grant by Seller to Buyer of an option to acquire the remainder of the Columbus Station Assets.

     B. Pursuant to Sections 5.9 and 6.4 of the Purchase Agreement, on April 11, 1996, Buyer and Seller each filed with the U.S. Federal Trade Commission ("FTC") and the U.S. Department of Justice ("DOJ"), an FTC Form C4, Premerger Notification and Report Form (the "Notification Form"), with respect to the transactions contemplated by the Purchase Agreement and the Option Agreement.

     C. DOJ has informed Buyer and Seller that it contemplates the issuance of a "second request" with respect to the transactions contemplated by the Purchase Agreement and the Option Agreement due to the conveyance by Seller to Buyer of the Columbus Station Assets and the execution at Closing of the Time Brokerage Agreement for the Columbus Station.

     D. Buyer and Seller wish to set forth their agreements whereby they will endeavor to negotiate modifications to the Purchase Agreement and the Option Agreement to eliminate therefrom conveyance by Seller to Buyer of the Columbus Station Assets and execution of a Time Brokerage Agreement for the Columbus Station.

                           A G R E E M E N T S:

     In consideration of the above recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

     1. Intended Agreements. The parties hereby agree that they will use their commercially reasonable efforts to negotiate, expeditiously and in good faith, the terms of the following:
     (a) definitive, mutually acceptable amendments to the Purchase Agreement, the Option Agreement and, to the extent necessary, any related schedules, exhibits or other documents, to reflect such provisions as to which the parties may mutually agree, including to eliminate therefrom (i) conveyance by Seller to Buyer of any assets relating to the Columbus Station under the Purchase Agreement or the Option Agreement, (ii) grant of the Columbus Option under the Option Agreement, (iii) execution between Buyer and Seller of a Time Brokerage Agreement for the Columbus Station, and (iv) hiring by Buyer of Seller's Columbus Station employees (such amended agreements, if and as executed, referred to herein as the "Amended Transaction Agreements"); and

     (b) definitive, mutually acceptable agreements between Buyer and Seller relating to the Columbus Station (when and if executed, the "Columbus Agreements"), which may provide for one or more of the following: (i) the grant by Seller to Buyer of an option to acquire the Columbus Station Assets,
(ii) the execution, subject to Section 3 below, between Buyer and Seller of a Time Brokerage Agreement for the Columbus Station, (iii) the hiring by Buyer of Seller's Columbus Station employees, and (iv) such other provisions as to which the parties may mutually agree.

     2.     HSR Act Compliance.

     (a) Buyer and Seller acknowledge and confirm (i) that on May 10, 1996, they withdrew their Notifications Forms filed at the FTC and the DOJ, and have thus not received clearance under the HSR Act with respect to the transactions contemplated by the Purchase Agreement and the Option Agreement, and (ii) that consequently, the conditions precedent to the consummation of the Purchase Agreement set forth in Sections 7.4 and 8.6 thereof have not been satisfied.

     (b) As soon as possible after the date hereof, but in no event later than May 14, 1996, Buyer and Seller shall prepare and file new Notification Forms with the FTC and the DOJ with respect to the transactions contemplated by the Amended Transaction Agreements as described above. Thereafter, Buyer and Seller shall (i) promptly furnish all materials requested by either the FTC and the DOJ, including copies of the Amended Transaction Documents promptly following their execution, and (ii) cooperate fully and use their commercially reasonable efforts to obtain early termination of the waiting period or otherwise expedite compliance with the HSR Act. All filing fees under the HSR Act shall be borne one-half (1/2) by each of Seller and Buyer.

     3. The Columbus Station. Buyer and Seller acknowledge and confirm that the HSR Act shall apply to an acquisition by Buyer from Seller of the Columbus Station Assets subject to the Columbus Agreements (if and when executed). Buyer and Seller agree (i) that they will provide both DOJ and FTC with a copy of the Columbus Agreements (if and when executed), and (ii) that they will abide by the terms of the Letter dated the date hereof by counsels to Buyer and Seller to DOJ, a copy of which is attached hereto and the terms of which are incorporated herein by reference.

     4. Inability of Buyer and Seller to Agree to Amended Transaction Agreements. Notwithstanding anything to the contrary in the foregoing, if notwithstanding their commercially reasonable and good faith efforts, Buyer and Seller are unable to agree on the terms of the Amended Transaction Agreements and the Columbus Agreements prior to June 10, 1996, then the existing terms of the Purchase Agreement and the Option Agreement shall stand in full force and effect, (i) without giving effect to anything herein with respect to any intention of Buyer or Seller to negotiate amendments thereto, and (ii) with the parties hereby acknowledging that the conditions precedent set forth in Sections 7.4 or 8.6 of the Purchase Agreement shall not have been satisfied.

     5. Miscellaneous. This Modification Agreement may be executed in several counterparts, and all so executed shall constitute one Modification Agreement, binding on all the parties hereto.

     IN WITNESS WHEREOF, this Modification Agreement has been executed by the Seller and Buyer as of the date first above written.

     Seller:                                      Buyer:

RIVER CITY BROADCASTING, L.P.                 SINCLAIR BROADCAST GROUP,
                                                        INC.
By:     Better Communications, Inc.,
        its general partner


     By:____________________________      By:____________________________

     Name:                                Name:

     Title:                               Title: